Exhibit 99.1

March 9, 2015

QVC Announces Refinancing of Bank Credit Facility

ENGLEWOOD, Colo. -- QVC, Inc. announced today the refinancing of its bank credit facility with a new amended and restated senior secured credit facility. The new senior secured credit facility is a multi-currency facility, provides a line of credit of up to $2.25 billion and replaces QVC's existing $2.00 billion bank credit facility set to expire in March 2018. QVC is a wholly owned subsidiary of Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB).

The interest rate for the new senior secured credit facility is lower than the rate for the previous bank credit facility, and the new facility extends the maturity to March 2020. QVC's maximum leverage ratio covenant under the new facility is 3.5x, which is unchanged from the previous bank credit facility. The new senior secured credit facility is secured by the stock of QVC.

Liberty Interactive Corporation

Courtnee Ulrich, 720-875-5420